Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 22, 2015

Registration Statement Nos. 333-181822

333-181822-06

US$370mm SMART (SMAT)2015-3US**Full Pricing Details**

Bookrunners: Citi (str), JP Morgan, Macquarie Capital Co Mangers: ANZ

CL	AMT($MM)	WAL	MDY/F	E. FINAL	L. FINAL	BENCH	SPREAD	CPN	YLDS	Price
A1	126.00	0.35	P-1/F1+	06/14/16	10/14/16	Yld%			0.52%	100.00000
A2b	124.00	1.11	Aaa/AAA	06/14/17	04/16/18	1ML	+75bp			100.00000
A3a	95.00	2.24	Aaa/AAA	08/14/18	08/14/19	IS	+90bp	1.66%	1.669%	99.99283
A3b	25.00	2.24	Aaa/AAA	08/14/18	08/14/19	1ML	+90bp			100.00000

Size/Currency:	$370mm USD
Registration:	SEC Registered
Ratings:	Moody’s, Fitch
Delivery:	DTC, Clearstream, Euroclear
Settle:	10/29/2015
First Pay:	12/14/2015
Pay Date:	Monthly on the 14th
Currency:	Classes A1-A3 offered in USD format, Class A4 in AUD format
Pricing Speed:	Assumes a 100% prepayment ramp (2.33%-20.00% CPR straight line) with 10% clean-up call being exercised
BBG:	SMAT 2015-3US
Denoms:	$1k/$1k
Erisa Elig:	Yes
B&D:	Citi

A-1:
CUSIP NUMBER:	83190U AA7
ISIN NUMBER:	US83190UAA79
A-2b:
CUSIP NUMBER:	83190U AC3
ISIN NUMBER:	US83190UAC36
A-3a:
CUSIP NUMBER:	83190U AD1
ISIN NUMBER:	US83190UAD19
A-3b:
CUSIP NUMBER:	83190U AE9
ISIN NUMBER:	US83190UAE91

The depositor, Macquarie Leasing Pty Limited, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 831-9146 or by emailing co@broadridge.com.

Ratings are for distribution only to a person (a) who is not a “retail client” within the meaning of section 761G of the Australian Corporations Act 2001 and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Part 6D.2 or 7.9 of the Australian Corporations Act 2001, and (b) who is otherwise permitted to receive ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this free writing prospectus and anyone who receives this free writing prospectus must not distribute it to any person who is not entitled to receive it.